Exhibit 99.1
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[HOTJOBS LOGO]

FOR IMMEDIATE RELEASE

                 HOTJOBS CONFIRMS RECEIPT OF LETTER FROM YAHOO!

NEW YORK, NY, DECEMBER 13, 2001 - HotJobs.com, Ltd. (NASDAQ: HOT), a leading recruitment company whose services include the HotJobs.com consumer job board, today announced that its Chief Executive Officer, Dimitri J. Boylan, received a letter from Yahoo! Inc. Chairman and Chief Executive Terry Semel proposing to acquire all outstanding HotJobs common stock at a price of $10.50 per share of consideration consisting of equal parts cash and stock. The letter sent by Yahoo! Inc. is attached to this press release.

HotJobs is currently a party to a merger agreement with TMP Worldwide pursuant to which each outstanding share of HotJobs.com common stock will be exchanged for .2195 shares of TMP common stock. The Board of Directors of HotJobs, pursuant to such merger agreement has advised TMP of the Yahoo! proposal and that it has approved discussions or negotiations with Yahoo! on the basis permitted by the agreement between HotJobs and TMP. The Board of Directors of HotJobs has not changed or modified its recommendation of the TMP merger, and the merger agreement with TMP remains in effect. There is no assurance as to whether a transaction would result from any discussions with Yahoo!.

ABOUT HOTJOBS
-------------

HotJobs.com, Ltd. is a leading recruiting solutions and software company. The company's flagship job site, HotJobs.com (http://www.hotjobs.com) was ranked
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the #1 job board for the months of July, August, September and October 2001, according to independent research conducted by Media Metrix. In addition to its popular consumer job board, HotJobs provides employers with progressive recruiting solutions such as its Resumix(R) and Softshoe(R) hiring management software, Agency Desktop and Diversity Marketing Solutions. The company recently ranked #14 in Bloomberg Personal Finance Magazine's coveted "Tech 100" list.

Safe Harbor Statement Under The Private Securities Litigation Reform Act:
Statements in HotJobs' release that are not strictly historical are "forward-looking" statements which are subject to the many risks and uncertainties that exist in the Company's operations and business environment that may cause actual results, performance or achievements of the Company to be materially different from those expected or anticipated in the forward-looking statements.

These risks and uncertainties include, but are not limited to, those risks which are set forth in more detail in the Company's most recent Report on Form 10-Q for the quarter ended September 30, 2001, as well as other reports and documents filed from time to time with the Securities and Exchange Commission. The forward-looking statements included in this press release reflect the beliefs of the Company's management on the date of this release, and the Company undertakes no obligation to update the forward-looking statements in this release to reflect events or circumstances occurring after the date of this release.

At HotJobs                                  At Morgen-Walke
----------                                  ---------------
Julie I. Shermak                            Stephanie Prince (Investors)
Senior Vice President                       Evan Goetz (Media)
212-699-5375                                212-850-5600

[YAHOO! LOGO]


December 12, 2001

Dimitri Boylan
Chief Executive Officer
HotJobs.com Ltd.

Dear Mr. Boylan:

On behalf of Yahoo!, I am pleased to submit the enclosed offer to acquire HotJobs. We are extremely impressed with the business you and your management team have developed. We are particularly excited about how HotJobs complements our businesses and our strategies for future growth by establishing deeper relationships and delivering greater value for our consumers and business partners in vertical markets.

We see recruitment as a valuable part of Yahoo!'s future growth strategy - it's been one of the fastest industries to migrate online and is poised to grow substantially over the next few years. We believe that the combination of HotJobs and Yahoo! will create a powerful new force in the recruitment marketplace.

Yahoo! is well positioned to help HotJobs capitalize on the future opportunities in this market and to provide an exciting platform upon which HotJobs's management and employees can build. Yahoo!'s broad reach, distribution, and desire to commit significant resources to this opportunity, together with HotJobs's experienced management team, large consumer base, diversified customer base and well-trained sales force, would create a winning combination.

In short, the combination we propose is a logical text step for the shareholders, customers and employees of both of our companies.

We believe a transaction between HotJobs and Yahoo! would provide demonstrably superior value to your shareholders compared with the transaction with TMP. We also believe that the combination of Yahoo! and HotJobs represents a uniquely attractive opportunity to your management team and employees. To that end, Yahoo! proposes to acquire all outstanding HotJobs common stock at a fixed price of $10.50 per share of consideration consisting of equal parts cash and stock. The proposed price represents a 23% premium over the average implied price of the TMP transaction over the last 30 trading days, and a 6% premium over the implied price today (based on TMP's closing price on December 12, 2001).

To effect the transaction, we would commence an exchange offer for all of HotJobs's outstanding common stock followed by a merger at the same per share price. Yahoo! would use its currently existing cash balances to finance the cash portion of the consideration. We expect that the transaction could be consummated within six to eight weeks of the execution of definitive transaction documentation. Because the cash portion of the transaction would be financed entirely through Yahoo!'s existing cash reserves, our offer would not be subject to any financing contingency. We are prepared to begin discussions with you as early as tomorrow.


WWW.YAHOO.COM 701 FIRST AVENUE * SUNNYVALE, CA 94089 * PHONE (408) 349-3300 * FAX (408) 349-3301

Our proposal is clearly superior for your shareholders to the proposed transaction involving TMP for the following reasons:

        o  Our proposal provides higher absolute value for each HotJobs share
        o  Our proposal provides value certainty
        o  Our proposal provides immediate liquidity
        o  Our proposal is not subject to significant regulatory risk

Additionally, paying equal parts cash and stock should permit the transaction to be treated as a tax-free reorganization in most circumstances, thereby providing tax-deferred treatment for the stock portion of the consideration. As is customary, our proposal is subject to completion of a brief, confirmatory due diligence review, the negotiation of definitive merger documentation, and the termination of your merger agreement with TMP, in accordance with its terms.

As you know, it is necessary to communicate our proposal in this manner (i.e. in letter form) because of the "no shop" provisions of your merger agreement with TMP. However, we prefer to work collaboratively with you and your Board of Directors to complete a negotiated transaction that helps HotJobs realize the full potential of its franchise. We believe that time is of the essence, and are prepared to move forward expeditiously by committing all necessary resources to promptly complete a transaction. We have engaged Goldman, Sachs & Co. and Skadden, Arps, Slate, Meagher & Flom LLP to advise us in this transaction. We and our advisors are ready to meet with you and your advisors to discuss all aspects of our offer, and to answer any questions you or they may have about our offer. Although we have already completed a thorough due diligence review based solely on publicly available information, we would like to commence confirmatory due diligence as soon as possible and are ready to begin tomorrow. We are also prepared to enter into a customary and reasonable confidentiality agreement no less favorable to HotJobs than the one between HotJobs and TMP.

The Board of Yahoo! has unanimously approved this proposal, and has unanimously authorized us to proceed. We aim to promptly conclude a transaction that is enthusiastically supported by you and your Board of Directors, shareholders and employees. We look forward to hearing from you.

Sincerely,

YAHOO! CEO

/s/ Jerry Semel




WWW.YAHOO.COM 701 FIRST AVENUE * SUNNYVALE, CA 94089 * PHONE (408) 349-3300 * FAX (408) 349-3301